Exhibit 99.1

BOQI International Medical Inc. Enters into SPA to Acquire Three Hospitals

NEW YORK, April 13, 2021 (GLOBE NEWSWIRE) -- BOQI International Medical Inc. (NASDAQ: BIMI) (“BIMI” or the “Company”), a leading healthcare products and services provider in China, today announced the signing of a stock purchase agreement (the “SPA”) with two individuals ( the “Sellers”) on April 09, 2021 to acquire three private hospitals in China, namely Yunnan Yuxi Minkang Hospital, Wuzhou Qiangsheng Hospital and Suzhou Eurasia Hospital (the “Hospitals”).

Pursuant to the SPA, BIMI will purchase the Hospitals for an aggregate consideration of RMB 162,000,000 (approximately $24,923,077). Partial consideration for the purchase will be paid at the scheduled closing in late April 2021 through a combination of cash in the amount of RMB 20,000,000 (approximately US$3,076,923) and 4,000,000 shares of common stock of the Company, the value of which was agreed by BIMI and the Sellers to be RMB 78,000,000 (approximately $12,000,000), subject to necessary regulatory approvals.

The remaining purchase price of RMB 64,000,000 (approximately $9,846,153) (the “Earnout Amount”) is subject to post-closing adjustments based on the performance of the Hospitals in 2021 and 2022. Specifically 50% of the Earnout Amount will be payable to the Sellers if the aggregate net profit of the Hospitals in 2021 equals or exceeds a net profit target of RMB 10,000,000 (approximately $1,538,461) prorated based on the closing date of the transaction. Should the Hospitals fail to meet the performance target a reduced Earnout Amount will be payable based on the ratio of the actual aggregate net profit to the net profit target. The Sellers will be entitled to receive 50%, or a smaller portion, of the Earnout Amount subject to the Hospitals reaching similar target in 2022.

Mr Tiewei Song, Chief Executive Officer and President of the Company, commented: “Following previous acquisitions of specialty hospitals, we are delighted to be able to continue accelerating our online-to-offline strategy through acquisition of these three private hospitals as we aim to establish a nationwide obstetrics and gynecology hospital chain. The acquisition should drive great synergies in helping BIMI engage more closely with consumer demand to provide affordable and accessible healthcare products and services  in the OB/GYN area as well as in Chinese traditional medicine-related specialties.”

About Yunnan Yuxi Minkang Hospital

Yunnan Yuxi Minkang Hospital is located in the southwest region of China and has 120 hospital beds and 118 employees, including 28 doctors, 55 nurses, 12 other medical staff and 23 non-medical staff, and is a general hospital locally known for its OB/GYN and Chinese traditional medicine specialties.

About Wuzhou Qiangsheng Hospital

Wuzhou Qiangsheng Hospital Qiangsheng is located in in the southeast region of China has 20 hospital beds and 68 employees, including 10 doctors, 26 nurses, 14 other medical staff and 18 non-medical staff, and is a general hospital locally known for its OB/GYN and Chinese traditional medicine specialties.

About Suzhou Eurasia Hospital

Suzhou Eurasia Hospital is located in the central region of China and has 30 hospital beds and 42 employees, including 11 doctors, 12 nurses, 4 other medical staff and 15 non-medical staff.

About BOQI International Medical Inc.

BOQI International Medical Inc. was founded in 2006. In February 2019, the Board of Directors of the Company determined to focus on the healthcare industry. The Company is now exclusively a healthcare products and provider, offering a broad range of healthcare products and related services and operates two private hospitals. For more information, please visit www.usbimi.com.

Safe Harbor Statement

Certain matters discussed in this news release are forward-looking statements that involve a number of risks and uncertainties including, but not limited to, the Company’s ability to achieve profitable operations, its ability to continue to operate as a going concern, its ability to continue to meet NASDAQ continued listing requirements, the effects of the spread of the Coronavirus (COVID-19), the demand for the Company’s products and services in the People’s Republic of China, general economic conditions and other risk factors detailed in the Company’s annual report and other filings with the United States Securities and Exchange Commission.

Investor Relations Contact:

Janice Wang
EverGreen Consulting Inc.
Email: IR@changqingconsulting.com

Phone: +1 571-464-9470 (from U.S.) +86 13811768559 (from China)